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                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                    SEVERANCE AND CHANGE IN CONTROL AGREEMENT

         THIS SEVERANCE AND CHANGE IN CONTROL AGREEMENT is made effective as of the 1st day of January, 2003 by and between ICG Commerce, Inc., a Pennsylvania corporation (the "Company"), with its principal office at 610 Old York Road, Suite 300, Jenkintown, PA 19046 and Edward H. West ("Executive").

         WHEREAS, Executive is currently serving as Chairman of the Board of ICG Commerce Holdings, Inc.;

         WHEREAS, the Board of Directors of the Company (the "Board") desires to appoint Executive as Chief Executive Officer of the Company in addition to his position as Chairman of the Board of Directors of ICG Commerce Holdings, Inc. and to provide this Agreement to the Executive as additional compensation for the valuable services rendered and to be rendered by the Executive to the Company;

         WHEREAS, the Board also believes that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executive to the Company without distraction, notwithstanding the fact that the Company, could be subject to a "Change in Control" (as hereinafter defined), although no such transaction is currently being discussed, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company; and

         WHEREAS, in consideration for Executive agreeing to continue in employment with the Company and agreeing to keep Company information confidential in the event Executive's employment is terminated, the Company agrees that Executive shall receive the compensation set forth in this Agreement as a cushion against the financial and career impact on Executive in the event Executive's employment with the Company is terminated without cause or if the Executive's employment is terminated upon or after the occurrence of a Change in Control.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and Executive (individually a "Party" and together, the "Parties") agree as follows:

         1.       Definitions.

                  (a) "Annual Base Salary" shall mean twelve times the greater of (a) the highest monthly base salary paid or payable (including any base salary which has been earned but deferred) to the Executive by the Company and its affiliates (as defined in section 1504 of the Code without regard to subsection (b) thereof), together with any and all salary reduction authorized amounts under any of the Company's benefit plans or programs, in respect of the twelve-month period immediately preceding the date of the Change in Control, or
(b) the monthly base salary paid or payable to the Executive by the Company (including authorized deferrals and salary reduction amounts) immediately prior to the Executive's Termination of Employment.

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                  (b)      "Board" shall mean the board of directors of ICG
Commerce Holdings, Inc.

                  (c) "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness of the Executive, or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason); (ii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) the conviction of, or plea of nolo contendere by, the Executive of a felony involving fraud or moral turpitude. For purposes of determining whether any such Cause is present, no act or failure to act by Executive shall be considered "willful" if done or omitted to be done by Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law. Notwithstanding the foregoing, in no event shall "Cause" be deemed to exist unless and until there shall have been delivered to the Executive a Notice of Termination duly approved by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for him to cure such Cause and, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clause (i), (ii) or (iii) of the first sentence of this paragraph.

                  (d) "Change in Control" shall mean the occurrence of any of the following events:

                           (i) Any holder(s) of capital stock of ICG Commerce Holdings, Inc. ("ICGC") Transfers (as defined below) his voting or economic rights to such capital stock to another "person" (as such term is used in sections 13(d) and 14(d) of the Exchange Act) in a single transaction or a series of related transactions (as determined in good faith by the Board) other than to a person controlling, controlled by or under common control with the holder (an "Affiliate"), and such transferred securities represent at least 50% of the total voting power represented by ICGC's then outstanding voting securities;

                           (ii) The stockholders of ICGC approve a merger, consolidation or other similar transaction involving ICGC and any other corporation, if such transaction would result in the voting securities of ICGC outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or less of the total voting power represented by the voting securities of ICGC or such surviving entity outstanding immediately after such transaction; or

                           (iii) The stockholders of ICGC approve (a) a plan of liquidation or dissolution of ICGC, (b) a sale or disposition by ICGC of all or a substantial portion of the assets of ICGC (including through the sale or disposition of the shares of capital stock of a direct or indirect subsidiary of ICGC), or (c) sale, spinoff, splitoff or other disposition of a substantial portion of the assets of ICGC (including through the sale,

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         spinoff, splitoff or other disposition of the shares of stock of a direct or indirect subsidiary of ICGC). For purposes of the foregoing sentence, a "substantial portion" of the assets of ICGC shall mean 50% or more of the assets of ICGC (together with all (and not less than all) of its direct and indirect subsidiaries) as calculated based upon a valuation methodology reasonably determined by the Board of Directors at the time of Change in Control.

For purposes of this Agreement, "Transfer" shall mean to sell or otherwise transfer or dispose of for consideration, excluding collateral assignments, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings, general assignments for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, or a pledge of equity interests in connection with a credit facility.

                  (e) "Code" means the Internal Revenue Code of 1986, as amended.

                  (f) "Disability" shall mean Executive has been unable to perform the material duties of his employment for a period of 6 consecutive months in any 12-month period because of physical or mental injury or illness.

                  (g) "Good Reason" shall mean the resignation by the Executive upon not less than 30 days' prior written notice to the Company upon the occurrence of any of the following events or conditions for any reason other than for Cause, unless Executive has expressly consented in writing thereto or unless the event is remedied by the Company promptly after receipt of notice thereof given by Executive: (i) a reduction in Executive's Annual Base Salary;
(ii) a demotion of Executive including, without limitation, causing Executive to report to anyone other than directly to the Board; (iii) a material adverse change of Executive's duties, or responsibilities as Chairman and Chief Executive Officer; (iv) the Company's requiring Executive to be based at a location other than in the Philadelphia, Pennsylvania metropolitan area; (v) the Executive's election to separate from the service of the Company pursuant to
Section 4(a); or (vi) any material breach of this Agreement by the Company.

                  (h) "Termination of Employment" shall mean the termination by the Company of Executive's active employment relationship with the Company without Cause, or termination by the Executive of Executive's active employment with the Company for Good Reason.

                  (i) "Termination Upon a Change in Control" shall mean that following a Change in Control and during the Term of the Agreement, the Executive's employment is terminated by the Company without Cause, the Executive resigns for Good Reason, or the Executive exercises his right to terminate his employment as described in Section 4(a).

         2. Accelerated Vesting Upon a Change in Control. Immediately upon the occurrence of a Change in Control, all outstanding options held by Executive that have not previously become exercisable shall automatically accelerate and become fully exercisable and all of Executive's restricted stock, if any, shall become fully vested and payable. Subject to the provisions of Section 16(b) hereof, notwithstanding the foregoing, the amount payable to Executive under the Employee Equity Liquidity Plan shall in no event exceed an amount equal to

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the aggregate amount payable under the Employee Equity Liquidity Plan ("EELP")
as a result of a Change in Control, multiplied by a fraction, the numerator of which is the total number of shares underlying stock options held by Executive, shares of restricted stock held by Executive and shares issued to Executive upon the exercise of stock options and the denominator of which is the aggregate number of shares underlying stock options, shares of restricted stock and shares issued upon the exercise of stock options held by all persons under the Company's equity compensation plans.

         3.       Termination of Employment.

                  (a) The Company may terminate Executive's employment at any time without Cause (as defined in Section 1(c)) from the position of Chairman and Chief Executive Officer upon written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, Executive may initiate termination of employment by resigning for Good Reason (as defined in Section 1(g)), and the Company may terminate Executive's employment for Cause (in accordance with the provisions of Section 1(c)).

                  (b) Upon any termination of Executive's employment described in Section 3(a) above, Executive shall be entitled to receive only the amount due to Executive under the Company's then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                  (c) Notwithstanding the provisions of Section 3(b), in the event that Executive executes and does not revoke a written release upon such removal or resignation, substantially in the form attached hereto as Exhibit A (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued a benefit), Executive shall be entitled to receive, in lieu of the payment described in Section 3(b), the following in connection with Executive's Termination of Employment:

                           i. Executive shall receive a lump sum cash payment equal to 1.5 times (x) Executive's Annual Base Salary in effect immediately before Executive's Termination of Employment (disregarding for this purpose any reduction in Executive's Annual Base Salary resulting in Good Reason for such Termination of Employment) and (y) the target bonus applicable to Executive as of the date on which Executive's Termination of Employment occurs. Payment shall be made within 30 days after the effective date of the termination (or the end of the revocation period for the Release, if later).

                           ii. For a period of 18 months following the date of termination, Executive shall continue to receive the medical coverage in effect at the date of his termination (or comparable coverage) for himself and, where applicable, his spouse

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         and dependents or, as an alternative, the Company may elect to pay
         Executive cash in lieu of such coverage in an amount equal to Executive's after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended, shall run concurrently with the foregoing 18 month benefit period.

                           iii. A pro rated bonus for the year in which Executive's Termination of Employment occurs, when declared by the Board based upon business goal achievement. A pro rated bonus shall be based on the Executive's annual bonus for the year in which Executive's termination occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365. Payment shall be made within 30 days after the date of declaration by the Board (or the end of the revocation period for the Release, if later).

                           iv. For vesting of Executive's options and restricted stock, Executive shall receive an additional twelve (12) months service credit. All of Executive's vested options shall be exercisable after Executive's Termination of Employment until the earlier to occur of (x) 48 months following such Termination and (y) the last day of the stated option term.

                           v.       Executive shall have the right to
         participate in the EELP with respect to his vested options (including shares acquired upon the exercise of Executive's options), restricted stock, and other equity of the Company covered by the EELP, after Executive's Termination of Employment until the earlier to occur of (x) 48 months following such Termination and (2) in the case of unexercised options, the last day of the stated option term.

                           vi. Executive shall receive any other amounts earned, accrued or owing but not yet paid and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                  (d) Executive may, by at least 30 days prior written notice, voluntarily terminate employment without liability at any time without Good Reason, and shall be entitled to the benefits of Section 3(c)(v). Executive shall be entitled to the benefits of Section 3(c)(v) if his employment shall be terminated by the Company upon the expiration of the Term.

                  (e) If Executive's employment terminates on account of his death or Disability (irrespective of whether a Change in Control has occurred), all of Executive's vested options shall be exercisable until the earlier to occur of (x) 48 months following such termination and (y) the last day of the stated option term. Furthermore, if Executive's employment terminates on account of his death or Disability, Executive (or Executive's estate) shall have the right to participate in the EELP with respect to his vested options (including shares acquired upon the exercise of Executive's options), restricted stock, and other equity of the Company covered by the EELP, after Executive's Termination of Employment until the earlier to occur of

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(x) 48 months following such Termination and (y) in the case of unexercised options, the last day of the stated option term.

         4.       Termination Upon a Change in Control.

                  (a) If a Change in Control occurs during the Term of this Agreement, Executive shall be entitled to the benefits provided in this Section 4 upon the subsequent termination of Executive's employment by the Company without Cause, the Executive's resignation for Good Reason or, if during the 7th full calendar month after the occurrence of a Change in Control, the Executive voluntarily elects to terminate his employment for any reason. The Executive's voluntary election to separate from service during the 7th full calendar month after the occurrence of a Change in Control shall be deemed a termination for Good Reason pursuant to Section 1(g), however, instead of the benefits described under Section 3, the Executive shall be entitled to the payments and other rights described in this Section 4. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of his death or Disability, Executive shall be entitled to receive the life insurance and/or disability benefits under any life insurance policy and/or disability program maintained by the Company for similarly situated executives on the date hereof which shall cover Executive, and Executive shall not be considered to have terminated employment under this Section 4(a) and shall not be entitled to receive benefits pursuant to this Section 4; provided, if such policy or program shall be amended to provide less favorable benefits, or shall be terminated, then the Company shall procure comparable such coverage for Executive, or pay Executive such amount in cash as may be required to compensate him for the cost to purchase such coverage, as in effect immediately prior to such amendment or termination.

                  (b)      Upon any Termination of Employment described in
Section 4(a) above, Executive shall be entitled to receive only the amount due to Executive under the Company's then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                  (c) Notwithstanding the provisions of Section 4(b), in the event that Executive executes and does not revoke a Release, upon such removal or resignation, of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued a benefit), Executive shall be entitled to receive, in lieu of the payment described in Section 4(b), the following in connection with Executive's Termination of Employment:

                           (i) Executive shall receive a lump sum cash payment equal to 2 times (x) Executive's Annual Base Salary in effect immediately before Executive's Termination of Employment (disregarding for this purpose any reduction in Executive's Annual Base Salary resulting in Good Reason for such Termination of Employment) and (y) the target bonus applicable to Executive as of the date on which Executive's Termination of Employment occurs. Payment shall be made within 30 days after the

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         effective date of the termination (or the end of the revocation period for the Release, if later).

                           (ii) For a period of 24 months following the date of termination, Executive shall continue to receive the medical coverage in effect at the date of his termination (or comparable coverage) for himself and, where applicable, his spouse and dependents or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive's after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Code, shall run concurrently with the foregoing 18 month benefit period.

                           (iii) A pro rated bonus for the year in which Executive's Termination of Employment occurs. A pro rated bonus shall be based on the Executive's annual target bonus for the year in which Executive's termination occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365. Payment shall be made within 30 days after the date of declaration by the Board (or the end of the revocation period for the Release, if later).

                           (iv) All outstanding options held by Executive that have not previously become exercisable shall automatically accelerate and become fully exercisable. All of Executive's restricted stock, if any, shall become fully vested and payable. In addition, all outstanding options which are or have become exercisable shall remain exercisable for the remaining portion of the applicable option. All such options shall remain exercisable until the earlier to occur of (x) 48 months following such termination and (y) the last day of the stated option term, and shall remain outstanding with respect to shares of Company stock or shall be assumed by the successor to the Company (with appropriate adjustment to reflect the terms of the transaction).

                           (v)      Executive shall have the right to
         participate in the EELP with respect to his vested options after Executive's Termination of Employment until the earlier to occur of (x) 48 months following such Termination and (y) the last day of the stated option term.

                           (vi) Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of the date of his Termination of Employment, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                  (d) (i) Prior to or contemporaneously with the execution of this Agreement, the Company shall seek approval by the holders of more than 75% of all capital stock of ICGC outstanding as of such time ("Shareholder Approval"), of the terms of this Agreement, including approval of any payment, distribution or other benefit provided by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"),

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         which, in the reasonable judgment of the Company, would result in an
         "excess parachute payment" within the meaning of Section 280G of the Code if made in connection with a change in control of ICGC. In the event that Shareholder Approval is not obtained, the Company shall have no obligation to make such Payment to Executive. In the event that Shareholder Approval is obtained, the Company shall have the right to seek subsequent approval and ratification of this Agreement by the holders of ICGC stock from time to time thereafter, provided, however, that the failure to obtain any such subsequent approval or ratification shall not limit the Company's obligation to make any Payment or Gross-Up Payment (defined below) to Executive pursuant hereto.

                           (ii) At the time the Payment is made, Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be an amount such that the Executive will be in the same after-tax position as if no excise tax under the Code had been imposed, provided that the Gross-Up Payment results in an after-tax payment amount to the Executive at least $5,000 greater than the Executive's after-tax position without the Gross-Up Payment. In the event that the after-tax benefit is less than this $5,000 threshold amount, then the Payment will be reduced in such amount as is necessary so that no excise tax is imposed. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence (or, if greater, the state and locality in which Executive is required to file a nonresident income tax return with respect to the Payment) on the relevant calculation date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. All determinations to be made under this Section 4(d) shall be made by a nationally recognized independent public accountant selected by the Company immediately prior to the Change in Control (which may be the Company's auditors) (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within ten days before the date of the Payment (or any part thereof). If the Accounting Firm determines that no excise tax is payable by the Executive, it shall furnish the Company and the Executive with an opinion to the effect that there is "substantial authority" that the Payment does not constitute an "excess parachute payment." Subject to any determination of an Underpayment or Overpayment, any such determination by the Accounting Firm shall be binding upon the Company and Executive for purposes of any dispute between the parties hereto. All fees and expenses of the Accounting Firm in performing the determinations and obtaining such opinion referred to above shall be borne solely by the Company. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 4(d) (the "Underpayment") or an amount greater than the Company should have paid pursuant to this Section 4(d) (the "Overpayment"). In the event that it is finally determined that an Underpayment exists and the Executive is required to make a payment

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         of any excise tax or related tax, the Gross-Up Payment shall be adjusted accordingly and the shortfall shall be promptly paid by the Company to Executive or for his benefit. In the event that it is finally determined that an Overpayment exists and the Company paid a Gross-Up Payment to the Executive in excess of the amount of the Gross-Up Payment to which he is actually entitled hereunder, such excess shall be promptly reimbursed by the Executive to the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 4(d), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

                           (iii) Notwithstanding anything in this Section 4(d) to the contrary, in the event that a Gross-Up Payment is payable by the Company pursuant to this Section 4(d), (x) to the extent that the Gross-Up Payment relates to equity compensation received by Executive, the Gross-Up Payment shall only be payable with respect to equity compensation that results from stock options, restricted stock or other equity compensation grants that are made to Executive upon his initial employment as Chairman and Chief Executive Officer hereunder (i.e., not including any equity grants that are made subsequent to grants made in connection with Executive's initial employment hereunder) and (y) in no event shall the aggregate Gross-Up Payments payable pursuant hereto exceed an amount equal to 0.40% of the Derived Company Equity Value (as hereinafter defined). For purposes of this
         Section 4(d), the "Derived Company Equity Value" shall mean the deemed value of all outstanding shares of capital stock of ICGC on a fully-diluted basis, as derived from the valuation used for purposes of calculating consideration in a Change in Control.

                           (iv) Notwithstanding the foregoing, in the event that Shareholder Approval is obtained and, each time any part of the Payment is made, counsel or an Accounting Firm that is mutually acceptable to both the Executive and the Company delivers to the Company and the Executive an opinion to the effect that it is "more likely than not" that no excise tax imposed under Section 4999 of the Code will be due in connection with such part of the Payment, then, subject to the following provisions of this Section 4(d)(iv), the Company shall not be obligated to make the Gross-Up Payment to the Executive. If the Gross-Up Payment is not made pursuant to the foregoing provision and, thereafter, the Internal Revenue Service (the "Service") assesses an excise tax imposed under Section 4999 of the Code against Executive in connection with all or any part of the Payment, the Company shall promptly pay to Executive a Gross-Up Payment in accordance with Section 4(d)(ii) and 4(d)(iii), and shall also indemnify Executive for all expenses (including, without limitation, professional fees) incurred in defending his reported income tax return position, provided, however, that the Executive has notified the Company as soon as reasonably practicable after commencement of any examination of this matter by the Service, Executive shall consult with the Company from time to time in connection with such proceeding with the Service (including any resulting litigation) and, upon receipt of the Gross-Up Payment and such indemnified expenses, Executive shall compromise or otherwise settle such proceeding as the Company shall direct; provided, however, that until the Company otherwise directs, Executive shall take the

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         position in all filings and communications with the Service, in reliance upon such opinion above, that no excise tax imposed under
         Section 4999 of the Code is due.

         (e) Determination of Cause Post-Termination. In the event that, prior to a Change of Control (and not in anticipation of such Change of Control) the Company reasonably determines, after Executive's employment with Company has terminated, that Executive, during his period of employment engaged in activity which, had it been discovered during Executive's period of employment, would have constituted grounds for termination of Executive's employment for Cause only under Sections 1(c)(ii) and 1(c)(iii), and after the notice and contest provisions of the Section 1(c) have been fully afforded to Executive, then (a) the Company's obligations to make any further payments to Executive under this Agreement shall immediately cease; and (b) Executive's rights to exercise any stock options or to retain restricted stock shall immediately terminate.

         5. Enforcement. In the event that the Company shall fail or refuse to make payment of any amounts due Executive under Sections 3, 4 and 5 hereof, upon written request of the Executive, the Company shall pay to Executive, in addition to the payment of any other sums provided in this Agreement, interest at the prime rate published from time to time in the Wall Street Journal plus three (3) percentage points, compounded daily, on any amount remaining unpaid fifteen (15) days following receipt of such demand, until paid to Executive.

         6. Non-exclusivity of Rights. Except as provided in Sections 3 and 4, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which Executive may qualify.

         7. Taxes. All payments required under this Agreement shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company shall have the right to deduct from all amounts paid in cash, or from other wages paid to the Grantee, any federal, state or local taxes required by law to be withheld with respect to such payments. Any payment required under this Agreement shall be subject to all requirements of the law with regard to the filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

         8.       Confidential Information and Other Covenants.

                  (a) Executive shall execute, deliver and comply with the terms of the Noncompetition, Nondisclosure and Nonsolicitation Agreement, a form of which is attached hereto as Exhibit B, the terms of which are incorporated by reference herein and made a part hereof.

                  (b) Executive acknowledges that the restrictions contained in the Noncompetition, Nondisclosure and Nonsolicitation Agreement referred to in this Section 9 are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

         9. Term of Agreement. This Agreement shall continue in full force and effect until December 31, 2006, subject to the provisions of Section 3 and
Section 4. Such initial term of Executive's employment shall be extended for successive one-year terms thereafter unless, at least 120 days prior to the end of any such term, either Executive or the Company notifies the other of Executive's termination of employment effective the last day of such term. The initial Term and each successive one-year term thereafter shall be collectively referred to as the "Term" hereunder.

         10.      Non-Disclosure of Terms of Agreement.

                  (a) To the extent that the terms of this Agreement are not made public pursuant to applicable laws and regulations, the Parties agree not to disclose the terms, contents or execution of the Agreement except in the following circumstances:

                           (i) Executive may disclose the terms of this Agreement to his counsel and/or immediate family, so long as such person(s) agrees to be bound by the confidential nature of this Agreement;

                           (ii) The Parties may disclose the terms of this Agreement to (i) their tax advisors and accountants so long as such tax advisors and accountants agree to be bound by the confidential nature of this Agreement or (ii) taxing authorities so long as the disclosing party advises such taxing authority of the confidential nature of this Agreement;

                           (iii)    Pursuant to the order of a court or
         governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement; and

                           (iv) The Parties may disclose the terms of this Agreement as may be appropriate in connection with subparagraph (b) below.

                  (b) The terms of this Agreement, the claims that have been or could have been raised against the Company as of the date of execution of this Agreement, and the facts and circumstances underlying any such claims shall not be admissible in any litigation, arbitration or proceeding in any forum for any purpose other than to secure enforcement of the terms and conditions of this Agreement, except as required by law.

                  (c) The Company and Executive both agree that they will not disparage, criticize or otherwise speak of each other in an unflattering way during the Term and thereafter.

         11. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, promptly to acknowledge expressly and in writing that this

Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used in this Agreement, the Company shall mean the Company as herein before defined and any such successor or successors to its business and/or assets, jointly and severally.

         12. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

                  If to the Company, to:

                           ICG Commerce, Inc.
                           610 Old York Road, Suite 300
                           Jenkintown, PA 19046

                           Tel: 610-989-0111
                           Fax: 610-989-0112

                  If to Executive, to the last address and telephone/fax number listed in the Company's records as of the date of such notice.

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to the other Parties hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a Change in Control, notice at the last address of the Company or to any successor pursuant to Section 13 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

         13. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

         14. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

         15. Indemnification. Executive shall be indemnified while serving as Chairman and Chief Executive Officer to the same extent and in the same manner as the more favorable of such indemnification for other senior executives and directors of the Company.

         16.      Contents of Agreement, Amendment and Assignment.

                  (a) This Agreement supersedes all prior agreements, sets forth the entire understanding between the Parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Executive and executed on the Company's behalf by a duly authorized officer. The provisions of this Agreement may provide for payments to Executive under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the Parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

                  (b) Unless otherwise agreed to or approved by Executive, in no event shall an amendment to the terms of the EELP be effective with respect to Executive's rights hereunder if such amendment materially impacts Executive's rights under the EELP to his detriment in a manner that is disproportionate relative to the impact such amendment has on the rights of all other Executive Officers of the Company under the EELP (a "Disproportionately Adverse Amendment"). For purposes of clarity, an amendment to the EELP that has a more significant economic impact on Executive relative to the other Executive Officers of the Company solely by virtue of Executive's greater equity position in the Company or his greater participation rights under the EELP shall not be deemed a Disproportionately Adverse Amendment for purposes of the foregoing sentence.

                  (c) Nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, or as changing or modifying the "at will" nature of Executive's employment status.

                  (d) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of Executive and the Company hereunder shall not be assignable in whole or in part by the Company. If Executive should die after a Termination Upon a Change in Control and while any amount payable hereunder would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisees, legatees or other designees or, if there is no such designee, to Executive's estate.

         17. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

         18. Remedies Cumulative. No right conferred upon Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity.

         19. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                                          ICG COMMERCE, INC.

Attest:________________________           By: /s/ Alan Kintisch
                                              -----------------
                                                  Alan Kintisch

                                          Its: Vice President Human Resources &
                                               Employment Counsel

_______________________________           /s/ Edward H. West
Witness                                   ------------------
                                              Edward H. West
                                              EXECUTIVE

                                    Exhibit A

                                  ICGC RELEASES

                                                                   UNDER 40 FORM

                          RELEASE AND WAIVER OF CLAIMS

         THIS RELEASE is made as of this ___ day of __________, ____, by and between ICG Commerce, Inc. (the "Company") and Edward H. West ("Executive").

WHEREAS, Executive and the Company entered into that certain Severance and Change in

Control Agreement, dated _______________, 2002 ("Agreement");

         WHEREAS, Executive's employment with the Company as Chief Executive Officer has terminated;

         WHEREAS, in connection with the termination of Executive's employment, under the Agreement, Executive is entitled to certain payments and other benefits.

         NOW, THEREFORE, in consideration of the payments and other benefits due Executive under the Agreement:

1. Executive, intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, agents, predecessors, partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising underTitle VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act of 1993 ("FMLA"), 29 U.S.C. Section 2601 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C.
         Section 1001 et seq., Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs, but not including such claims to payments, benefits and other rights provided Executive under the Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Employee of any claim for accrued or unpaid wages, benefits or any other type of payment.

2. Executive further agrees and covenants that neither he, nor any person, organization, or other entity on his behalf, will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any civil action, suit, or legal proceeding seeking any type of personal relief, or share in any remedy against any of the RELEASEES, involving any matter occurring at any time in the past up to and including the date of this Release and Waiver of Claims, or involving any continuing effects of any actions or practices which may have arisen or occurred on or prior to the date of this Release and Waiver of Claims.

3. Executive further agrees and covenants that he will abide by all of the terms of the Non-competition, Non-disclosure and Non-solicitation Agreement attached hereto.

4. Executive further agrees and covenants that, unless the Agreement has become available to the public (other than by Executive's wrongful act), he will keep all terms and conditions of this Release and Waiver of Claims confidential and will not disclose them, directly or indirectly, to any person or entity other than my spouse, immediate family, or legal and/or financial advisor(s), or except and to the extent required by law. If he makes any such permitted disclosure, he will do so with a specific declaration that the information is confidential.

5. Executive also agrees not to make any public or private statements to anyone relating to ICG Commerce or its business that could reasonably be deemed to be negative or disparaging. Similarly, ICG Commerce agrees not to make any public or private statements to anyone relating to Executive that could reasonably be deemed to be negative or disparaging. This provision shall not apply to statements that are: (a) required by law; or (b) related to a local, state or federal governmental investigation, charge, complaint, or inquiry.

6. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

7. Executive represents that he does not have in his possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the "Corporate Records") provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of his prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the date of Executive's termination of employment, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

8. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

9.       Executive certifies and acknowledges as follows:

         a. That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

         b. That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

         c. That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

         d. That he does not waive rights or claims that may arise after the date this Release is executed;

         e. That he has been informed that he has the right to consider this Release and Waiver of Claims for a period of 14 days from receipt, and he has signed on the date indicated below after concluding that this Release and Waiver of Claims is satisfactory to him; and

         f. Neither ICG Commerce, nor any of its agents, representatives, employees, or attorneys, has made any representations to him concerning the terms or effects of this Release and Waiver of Claims other than those contained herein.

10. Executive also understands that he should return this Release and Waiver of Claims to the following:

                           Alan Kintisch
                           Vice President, Human Resources
                           and Employment Counsel
                           ICG Commerce, Inc.
                           610 Old York Road, Suite 300
                           Jenkintown, PA 19046

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims:

___________________________                          ___________________________
Date                                                 Edward H. West

___________________________                          ___________________________
Date:                                                ICG Commerce, Inc.,
                                                     By

                                                                40 AND OVER FORM

                          RELEASE AND WAIVER OF CLAIMS

         THIS RELEASE is made as of this ___ day of __________, ____, by and between ICG Commerce, Inc. (the "Company") and Edward H. West ("Executive").

         WHEREAS, Executive and the Company entered into that certain Severance and Change in Control Agreement, dated _______________, 2002 ("Agreement");

         WHEREAS, Executive's employment with the Company as Chief Executive Officer has terminated;

         WHEREAS, in connection with the termination of Executive's employment, under the Agreement, Executive is entitled to certain payments and other benefits.

         NOW, THEREFORE, in consideration of the payments and other benefits due Executive under the Agreement:

1. Executive, intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, agents, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. Section 621 et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act of 1993 ("FMLA"), 29 U.S.C. Section 2601 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. Section 1001 et seq., Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs, but not including such claims to payments, benefits and other rights provided Executive under the Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Employee of any claim for accrued or unpaid wages, benefits or any other type of payment.

2. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

3. Executive represents that he does not have in his possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the "Corporate Records") provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of his prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the date of Executive's termination of employment, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

4. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

5. Executive further agrees and covenants that he will abide by all of the terms of the Non-competition, Non-disclosure and Non-solicitation Agreement attached hereto.

6. Executive further agrees and covenants that, unless the Agreement has become available to the public (other than by Executive's wrongful act), he will keep all terms and conditions of this Release and Waiver of Claims confidential and will not disclose them, directly or indirectly, to any person or entity other than my spouse, immediate family, or legal and/or financial advisor(s), or except and to the extent required by law. If Executive makes any such permitted disclosure, he will do so with a specific declaration that the information is confidential.

7. Executive also agrees not to make any public or private statements to anyone relating to ICG Commerce or its business that could reasonably be deemed to be negative or disparaging. Similarly, ICG Commerce agrees not to make any public or private statements to anyone relating to Executive that could reasonably be deemed to be negative or disparaging. This provision shall not apply to statements that are: (a) required by law; or (b) related to a local, state or federal governmental investigation, charge, complaint, or inquiry.

8.       Executive certifies and acknowledges as follows:

         a. That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

         b. That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

         c. That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

         d. That he does not waive rights or claims that may arise after the date this Release is executed;

         e. That he has been informed that he has the right to consider this Release and Waiver of Claims for a period of 21 days from receipt, and he has signed on the date indicated below after concluding that this Release and Waiver of Claims is satisfactory to him; and

         f. That neither ICG Commerce, nor any of its agents, representatives, employees, or attorneys, has made any representations to him concerning the terms or effects of this Release and Waiver of Claims other than those contained herein.

9. Executive also understands that he has the right to revoke this Release and Waiver of Claims within 7 days after execution, and that this Release and Waiver of Claims will not become effective or enforceable until the revocation period has expired, by giving written notice to the following:

                           Alan Kintisch
                           Vice President, Human Resources
                           and Employment Counsel
                           ICG Commerce, Inc.
                           610 Old York Road, Suite 300
                           Jenkintown, PA 19046

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims:

___________________________                          ___________________________
Date:                                                Edward H. West

___________________________                          ___________________________
Date:                                                ICG Commerce, Inc.,
                                                     By:

                                    Exhibit B

                         ICGC NONCOMPETE, NONDISCLOSURE

                          AND NONSOLICITATION AGREEMENT

                  AGREEMENT dated as of January 1, 2003 between ICG Commerce, Inc., (the "Company") and Edward H. West, its Chairman and Chief Executive Officer (the "Executive").

                  WHEREAS, Executive desires to be employed and to remain employed by the Company, and acknowledges that he has been given access and will be given access to certain confidential information and trade secrets developed and maintained by the Company;

                  WHEREAS, Executive represents to the Company that he is not subject or a party to any employment agreement, non-competition agreement, non-disclosure agreement, or other agreement, covenant, understanding or restriction that would prohibit Executive from executing this Agreement, and from performing fully, and without limitation, Executive's duties and responsibilities hereunder. Specifically, Executive represents that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity. Executive further represents that he will not bring onto the premises of the Company any confidential or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

                  WHEREAS, Company desires to employ and continue to employ Executive subject to that certain Severance and Change in Control Agreement dated as of January 1, 2003 ("Executive's Agreement"), subject to certain restrictions on Executive's use of confidential information and trade secrets;

                  NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

                  1. Developments. All rights in and to any and all developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the business of the Company or any of its affiliates (the "Developments"), which Executive, either by himself or in conjunction with any other person or persons, conceives, makes, develops, acquires or acquires knowledge of during his employment by the Company shall become and remain the sole and exclusive property of the Company. The Executive hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of his right, title and interest in and to any and all such Developments and to disclose fully as soon as practicable, in writing, all such Developments to the Company. At any time and from time to time, upon the request and at the expense of the Company, the Executive will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, re-issue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prose-cution of any such proceedings and will reimburse the Executive for all reasonable expenses incurred by him in compliance with the provisions of this Section.

                  2. Confidential Information. Executive recognizes and acknowledges that by reason of his employment by and service with the Company he will have access to confidential information of the Company, its partners, its affiliates, and its or their customers and potential customers, including, without limitation, information and knowledge pertaining to each of their research activities, products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer lists, potential customer pipeline information, sourcing methods, supplier lists, potential supplier pipeline information, supply chain management, procurement activities, and relationships between the Company, its partners, its affiliates, and/or its or their customers, suppliers and others who have had or will have business dealings with the Company (hereinafter referred to separately and collectively as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset. He therefore covenants that, except in the ordinary course of the discharge of his duties as an officer and director of the Company or as may be required by law, he will not, either during or after his employment with the Company, directly or indirectly disclose or permit to be known to, or used for the benefit of, himself or any person or entity outside of the employ of Company, any confidential information acquired by him during the course of or as an incident to his employment or association with Company. All Confidential Information described in this Section shall be the exclusive property of Company, and Executive shall use his best efforts to prevent any publication or disclosure thereof.

                  3. Non-Competition/Non-Solicitation. Executive agrees that his services to the Company are of a special, unique and extraordinary character, and that his position places him in a position of confidence and trust with the Company's customers, employees and investors. Executive also recognizes that his position with the Company will give him substantial access to Confidential Information (as that term is defined above), the disclosure of which to the Company's competitors would cause the Company to suffer substantial, immediate and irreparable injury. Executive recognizes, therefore, that it is in the Company's legitimate business interest to restrict his use of Confidential Information for any purposes other than the discharge of his employment duties at the Company, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Company's competitors and to the detriment of the Company. Accordingly, Executive agrees as follows:

                           3.1      Non-Competition. During his employment by
the Company and for a period of eighteen (18) months after his employment terminates, for whatever reason, Executive shall not engage in any directly competitive activities in any geographic area in which the Company conducts business. For purposes of this Agreement, "directly competitive activities" means operating, managing, owning, controlling, being employed by, providing consulting services to, or in any way being financially connected with, any for profit or nonprofit business that "engages in," or at the time of termination of Executive's employment plans to "engage in," the business of providing products, services or tools intended to address the procurement function ("Procurement Business"). Notwithstanding the foregoing, an entity shall not be considered to "engage in" Procurement Business if: (a) less than 5% of such entity's aggregate annual revenues for its most recent fiscal year are derived from Procurement Business; (b) Executive agrees in writing not to participate in any manner whatsoever in Procurement Business (including, but not limited to, engaging in any discussion concerning the operation of Procurement Business), and Executive so informs the leader of Procurement Business in writing with a copy to ICG Commerce. In addition, Procurement

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Business shall not include procurement products, services or tools used by an entity solely to address its own internal procurement function. Nothing contained in this Section shall prohibit Executive from owning in the aggregate, directly or indirectly, solely as a passive investment, less than (2%) of the shares of any class of equity securities of a company whose securities are traded on a national securities exchange or the NASDAQ Stock Market.

                           3.2.     Non-Solicitation of Business. Executive
agrees that during the period beginning on the first day of his employment with the Company and ending eighteen (18) months after he last performs services for the Company (whether or not such services are rendered pursuant to this Agreement), he will not, either directly or indirectly, solicit, contact, call upon, or communicate with any person or entity who was a customer or client or prospective customer or client of the Company at any time during the last twelve
(12) months of Executive's employment with the Company, for the purpose of providing, selling or otherwise distributing procurement business, tools or services other than those of the Company.

                           3.3.     Non-Solicitation of Employees. Executive
recognizes that many employees at the Company have and will have access to varying levels and degrees of Confidential Information, and that Executive's solicitation or assistance in the solicitation of such persons would be seriously disruptive to the Company, and that such solicitations would undermine not only the confidentiality of proprietary information, but impair the relationship between the Company and its employees. As a result, Executive agrees that for a period of eighteen (18) months following the date he last performs services for the Company (whether or not such services are rendered pursuant to this Agreement), he will not, either directly or indirectly, solicit, induce, recruit, employ or encourage any person who was on the Company's payroll as of the date of Executive's termination of employment or for one (1) year prior to that date, to leave their employment for any reason.

                  4. Returning Company Documents. Executive agrees that when he leaves the Company's employ, for whatever reason, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, e-mails, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive pursuant to his employment with the Company or otherwise belonging to the Company.

                  5. Notification of New Employer. In the event that the Executive leaves the Company's employ, for whatever reasons, he hereby grants consent to the Company to notify his new employer about his rights and obligations under this Agreement.

                  6.       Equitable Relief.

                  6.1. Executive acknowledges that the restrictions contained in Sections 2 and 3 hereof are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provision of those Sections will result in irreparable injury to the Company. The Executive represents that his experience and capabilities are such that the restrictions contained in Sections 3 and 4 hereof will not prevent the Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as anticipated by this Agreement. Executive further recognizes that the Company competes and will compete on a national and international basis, and that Executive's access to Confidential Information makes it necessary for

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

the Company to restrict his post-employment activities in any market in which the Company competes.

                  6.2. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or the posting of a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 1, 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 2 and 3 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. If, despite the foregoing waivers, a court nonetheless requires the posting of a bond, the parties agree that a bond in the amount of $1,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what the actual loss caused by an injunction would be.

                  6.3. Executive agrees that if Company is obliged to resort to the courts for the enforcement of a covenant contained in Section 1, 2 or 3, such covenant shall be extended for a period of time equal to the period of such breach and the extended period will commence on the later to occur of (a) the date on which the original (unextended) term of such covenant is scheduled to terminate or (b) the date of the final court order (without further right of appeal) enforcing such covenant.

                  6.4. Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, shall be brought in a court of competent jurisdiction in the Commonwealth of Pennsylvania, (ii) consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court.

                  6.5. Executive agrees that he will provide, and that the Company may similarly provide, a copy of this Agreement to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, Executive, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Section 3 of this Agreement after expiration of the time periods set forth therein.

                  7. Termination of Employment. Subject to Executive's Agreement, Executive's employment may be terminated at the will of either party at any time and for any reason with or without cause.

                  8. Successors and Assigns. The rights and protections of the Company hereinunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates. For purposes of this Agreement (and not Executive's Agreement) a transfer of Executive to a new position with the Company or to a position with the parent, subsidiary

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

or affiliate of the Company will not constitute termination of employment with the Company. This Agreement may be assigned by the Company without Executive's consent.

                  9. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, or be sent by certified mail or overnight courier, as follows (or to such other address as either party shall designate by notice in writing served upon the other party in the manner provided herein):

      (i)  if to Company: Alan Kintisch
                          Vice President, Human Resources and Employment Counsel ICG Commerce, Inc.
                          610 Old York Road, Suite 300
                          Jenkintown, PA 19046

      (ii) if to Executive: Such notice address applicable under Executive's Agreement

Any such notice shall become effective upon being mailed or, in the case of delivery by hand or overnight courier, upon receipt.

                  10. Modification of Agreement. This Agreement may not be modified or amended except by a writing executed by Executive and the Board of Directors of ICG Commerce Holdings, Inc. Nothing in this Agreement shall be construed as giving Executive the right to be retained in the employ of the Company.

                  11. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws principles.

                           IN WITNESS WHEREOF, the undersigned, intending to be
legally bound, have executed this Agreement as of the date first above written.

Attest:                                   ICG COMMERCE, INC.

______________________________      By ___________________________
                                          Name:
                                          Title:

Witness:                                  EXECUTIVE

______________________________      ______________________________

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